As filed with the Securities and Exchange Commission on February 7, 2014
Registration No. 333- __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Celanese Corporation
(Exact name of registrant as specified in its charter)

Delaware	98-0420726
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 W. Las Colinas Blvd., Suite 900N, Irving, TX 75039
(Address of Principal Executive Offices)

Celanese Americas Retirement Savings Plan
(Full title of the plan)

James R. Peacock III
Vice President, Deputy General Counsel and Assistant Corporate Secretary
222 W. Las Colinas Blvd., Suite 900N
Irving, TX 75039
(Name and address of agent for service)

(972) 443-4000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Series A Common Stock, par value $0.0001 per share (3)	4,000,000 shares	$ 49.36	$ 197,440,000	$ 25,431

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933. The maximum aggregate offering price is based on 4,000,000 shares available for issuance under the plan, multiplied by $49.875, the average of the high and low prices of the Series A Common Stock, par value $0.0001 per share, as reported on The New York Stock Exchange on February 5, 2014, a date that is within five business days prior to filing.

(3)
This registration statement relates to Series A Common Stock, par value $0.0001 per share, of Celanese Corporation that may be offered and sold to accounts of eligible employees pursuant to the employee benefit plan described herein.

EXPLANATORY NOTE
This Registration Statement relates to the Registration Statements on Form S-8 (Commission File no. 333-128048 and Commission File no. 333-166358), previously filed by Celanese Corporation, a Delaware corporation (the “Company” or the “Registrant”), and the Celanese Americas Retirement Savings Plan (the “Plan”), with the Securities and Exchange Commission (the “Commission”) on September 1, 2005 and April 28, 2010, respectively (collectively, the “Prior Registration Statements”), each covering 2,000,000 shares of the Company’s Series A Common Stock, par value $0.0001 per share (the “Common Stock”). This Registration Statement is being filed to register an additional 4,000,000 shares (the “Shares”) of Common Stock, to be offered and sold to accounts of eligible employees of the Company under the Plan, as well as to interests in the Plan. The Shares are securities of the same class as other securities registered on the Prior Registration Statements, which Prior Registration Statements are still effective. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statements except to the extent supplemented, amended or superseded by the information set forth in this Registration Statement.
 PART II
 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the Exchange Act, files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Commission on February 7, 2014;

(b)	The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2012 filed with the Commission on June 27, 2013; and

(c)
The description of the Company’s Series A Common Stock, par value $0.0001 per share, contained in the Company’s Form 8-A filed on January 18, 2005 and any amendment or report updating such description.

In addition, all documents subsequently filed by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company or the Plan discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish (but not file) to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers
Celanese Corporation is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Further subsections of DGCL Section 145 provide that:

(1)
to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2)
the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3)
the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of Celanese under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Celanese’s Certificate of Incorporation and By-laws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, Celanese will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Celanese or is or was serving at the request of Celanese as a director or officer of another corporation or enterprise. Celanese may, in its discretion, similarly indemnify its employees and agents.
Celanese has established an Employee Indemnification Policy that provides that Celanese and its subsidiaries will indemnify and hold harmless each director and officer against any taxes, interest, penalties, reasonable expenses (including reasonable counsel fees), judgments, settlement costs, fines, liabilities, damages, fees or other charges assessed against, suffered, or incurred by such indemnified employee in any action, arbitration, audit, hearing, investigation, litigation, suit or claim (whether criminal, civil, or administrative) as a direct or indirect result of such indemnified employee’s service (i) as an administrator, fiduciary, officer, trustee, custodian, agent, employee or other representative of any employee benefit plan sponsored by Celanese or its subsidiaries or (ii) as a director, manager or officer of any of Celanese’s subsidiaries, unless it is finally judicially determined that: (a) the act, omission, or failure to act of the indemnified employee was material to the claim; and (b)(1) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty, or (2) the indemnified employee actually received an improper personal benefit in money, property or services. The Employee Indemnification Policy also provides for reimbursement of reasonable expenses (including reasonable legal fees) incurred in the investigation of any such matter.
To the fullest extent permitted by the DGCL, the By-laws of Celanese relieve its directors and officers, and directors and officers of affiliated subsidiaries, from expenses incurred in connection with a compelled action brought by or in the right of Celanese if such director or officer acted in good faith and in a manner such director or officer reasonably believed to not be in or opposed to Celanese’s best interests. However, the By-laws of Celanese provide that a director or officer shall not be indemnified for any claim, issue or matter as to which such director or officer is adjudged liable to Celanese unless, and only to the extent that, the Delaware Court of Chancery or the court in which such judgment is rendered determines that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses and costs as such court deems proper.
In addition, Section 102(b)(7) of the DGCL provides that a corporation is restricted from relieving its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations of certain provisions of the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transactions from which the director derived an improper personal benefit.
Celanese currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Celanese.
Item 8. Exhibits

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on February 11, 2011).

4.2	Third Amended and Restated By-laws, effective as of October 23, 2008 (incorporated by reference from Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed on July 19, 2013).

23.1*	Consent of Independent Registered Public Accounting Firm of Celanese Corporation, KPMG LLP.

23.2*	Consent of Independent Auditors of CTE Petrochemicals Company, BDO USA, LLP.

23.3*	Consent of Independent Auditors of National Methanol Company, BDO Dr. Mohamed Al-Amri & Co.

23.4*	Consent of Independent Registered Public Accounting Firm of Celanese Americas Retirement Savings Plan, Whitley Penn LLP.

24.1*	Power of Attorney of certain Officers and Directors of Celanese Corporation (contained on signature page hereto).

24.2*	Power of Attorney of Plan Fiduciary relating to the Plan (contained on signature page hereto).
*Filed herewith.
The Registrant has received a favorable determination letter dated January 7, 2011 for the Plan from the Internal Revenue Service (“IRS”) indicating that the Plan qualifies under Section 401 of the Internal Revenue Code (“Code Section 401”). The Registrant undertakes to submit any amendments to the Plan to the IRS in a timely manner and will make all changes required by the IRS in order to maintain the Plan’s qualification under Code Section 401.

SIGNATURES
The Company. Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 7th day of February, 2014.

CELANESE CORPORATION
(Registrant)

By:	/s/ STEVEN M. STERIN
Name:	Steven M. Sterin
Title:	Senior Vice President and Chief Financial Officer
(Principal Financial Officer)
We, the undersigned officers and directors of Celanese Corporation, do hereby constitute and appoint Mark C. Rohr, Chief Executive Officer of Celanese, and Steven M. Sterin, Chief Financial Officer of Celanese, and, in each case, any of their respective successors at Celanese (in functional position or otherwise) or designees, and each of them acting alone, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) and supplements hereto and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done or have done or caused to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MARK C. ROHR	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	February 7, 2014
Mark C. Rohr

/s/ STEVEN M. STERIN	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 7, 2014
Steven M. Sterin

/s/ CHRISTOPHER W. JENSEN	Senior Vice President, Finance (Principal Accounting Officer)	February 7, 2014
Christopher W. Jensen

/s/ JAMES E. BARLETT	Director	February 7, 2014
James E. Barlett

/s/ EDWARD G. GALANTE	Director	February 7, 2014
Edward G. Galante

/s/ DAVID F. HOFFMEISTER	Director	February 7, 2014
David F. Hoffmeister

/s/ JAY V. IHLENFELD	Director	February 7, 2014
Jay V. Ihlenfeld

/s/ MARTIN G. MCGUINN	Director	February 7, 2014
Martin G. McGuinn

/s/ DANIEL S. SANDERS	Director	February 7, 2014
Daniel S. Sanders

/s/ FARAH M. WALTERS	Director	February 7, 2014
Farah M. Walters

/s/ JOHN K. WULFF	Director	February 7, 2014
John K. Wulff
The Plan. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 7th day of February, 2014.

CELANESE AMERICAS RETIREMENT SAVINGS PLAN
(Plan)

By:	/s/ JAMES F. COPPENS
Name:	James F. Coppens
Title:	Celanese Americas Benefits Committee

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on February 11, 2011).

4.2	Third Amended and Restated By-laws, effective as of October 23, 2008 (incorporated by reference from Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed on July 19, 2013).

23.1*	Consent of Independent Registered Public Accounting Firm of Celanese Corporation, KPMG LLP.

23.2*	Consent of Independent Auditors of CTE Petrochemicals Company, BDO USA, LLP.

23.3*	Consent of Independent Auditors of National Methanol Company, BDO Dr. Mohamed Al-Amri & Co.

23.4*	Consent of Independent Registered Public Accounting Firm of Celanese Americas Retirement Savings Plan, Whitley Penn LLP.

24.1*	Power of Attorney of certain Officers and Directors of Celanese Corporation (contained on signature page hereto).

24.2*	Power of Attorney of Plan Fiduciary relating to the Plan (contained on signature page hereto).
* Filed herewith.